Exhibit 10.12

ELANCO ANIMAL HEALTH INCORPORATED
EXECUTIVE DEFERRAL AND STOCK MATCH PLAN

Elanco Animal Health Incorporated (the "Company"), hereby amends and restates the Elanco Animal Health Incorporated Executive Deferral Plan, changes the plan name to Elanco Animal Health Incorporated Executive Deferral and Stock Match Plan (the "Plan") and becomes a sub-plan of the Elanco Stock Plan, effective October l, 2023 (the "Effective Date"). The Plan is for the purpose of attracting and retaining high quality executives and promoting in them increased efficiency and an interest in the successful operation of the Company. The Plan is intended to, and shall be interpreted to, comply in all respects with Code Section 409A and those provisions of ERISA applicable to an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of "management or highly compensated employees."

ARTICLE I
DEFINITIONS
1.1 "Account" or "Accounts" shall mean the bookkeeping account or accounts established under this Plan pursuant to Article 4.
1.2 "Base Salary" shall mean a Participant's annual base salary, excluding incentive and discretionary bonuses, commissions, reimbursements and other non-regular remuneration, received from the Company prior to reduction for any salary deferrals under benefit plans sponsored by the Company, including but not limited to, plans established pursuant to Code Section 125 or qualified pursuant to Code Section 401 (k).
1.3 "Beneficiary" or "Beneficiaries" shall mean the person, persons or entity designated as such pursuant to Section 7.1.
1.4 "Board" shall mean the Board of Directors of the Company.
1.5 "Bonus(es)" shall mean amounts paid to the Participant by the Company in the form of discretionary or annual incentive compensation or any other bonus designated by the Committee, before reductions for contributions to or deferrals under any pension, deferred compensation or benefit plans sponsored by the Company. The term shall not include any Restricted Stock Unit or Performance Award.
1.6 "Code" shall mean the Internal Revenue Code of 1986, as amended, as interpreted by Treasury regulations and applicable authorities promulgated thereunder.
1.7 "Committee" shall mean the person or persons appointed by the Board to administer the Plan in accordance with Article 9.
1.8 "Company Contributions" shall mean the contributions made by the Company pursuant to Section 3.3.
1.9 "Company Contribution Account" shall mean the Account maintained for the benefit of the Participant that is credited with Company Contributions, if any, pursuant to Section 4.2.
1.10 “Company Stock” shall mean common shares of Elanco Animal Health Incorporated as traded on the New York Stock Exchange.
1.11“Company Stock Matching Contributions” shall mean Company matching contributions made in accordance with Section 3.3.
1.12 “Company Stock Matching Contributions Account” shall mean the Account maintained for the benefit of a Participant that is credited with Company Stock Matching Contributions in accordance with Section 4.3.
1.13 "Compensation" shall mean all amounts eligible for deferral for a particular Plan Year under Section 3.1.

1.14 "Crediting Rate" shall mean the notional gains and losses credited on the Participant's Account balance that are based on how the Participant's Account balances are notionally invested among the investment alternatives made available by the Committee pursuant to Section 3.5 of the Plan.
1.15 "Deferral Account" shall mean an Account maintained for each Participant that is credited with Participant deferrals pursuant to Section 4.1.
1.16 "Director" shall mean a member of the Board.
1.17 "Disability" or "Disabled" shall mean (consistent with the requirements of Code Section 409A) that the Participant (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant's Employer. For purposes of this Plan, a Participant shall be Disabled if determined to be totally disabled by the Social Security Administration. A Participant shall also be Disabled if determined to be disabled in accordance with the applicable disability insurance program of such Participant's Employer, provided that the definition of "disability" applied under such disability insurance program complies with the requirements of this Section.
1.18 "Distributable Amount" shall mean the vested balance in the applicable Account as determined under Articles 4 and 5.
1.19 "Eligible Executive" shall mean a highly compensated or management-level employee of an Employer selected by the Committee to be eligible to participate in the Plan and who has received election instructions for the applicable Plan Year election cycle.
1.20 "Employer(s)" shall be defined as follows:
(a)Except as otherwise provided in part (b) of this Section, the term "Employer" shall mean the Company and/or any of its subsidiaries (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in the Plan and have adopted the Plan as a participating employer.
(b)For the purpose of determining whether a Participant has experienced a
Separation from Service, the term "Employer" shall mean:
(l) The entity for which the Participant performs services and with respect to which the legally binding right to compensation deferred or contributed under this Plan arises; and
(2) All other entities with which the entity described above would be aggregated and treated as a single employer under Code Section 414(b)
(controlled group of corporations) and Code Section 414(c) (a group of trades or businesses, whether or not incorporated, under common control), as applicable. In order to identify the group of entities described in the preceding sentence, the Committee shall use an ownership threshold of at least 50% as a substitute for the 80% minimum ownership threshold that appears in, and otherwise must be used when applying, the applicable provisions of (A) Code Section 1563 for determining a controlled group of corporations under Code Section 414(b), and (B) Treas. Reg. Section
1.414(c)-2 for determining the trades or businesses that are under common control under Code Section 414(c).

1.21 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, including Department of Labor and Treasury regulations and applicable authorities promulgated thereunder.
1.22 "Financial Hardship" shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant's spouse, or a dependent (as defined in Code Section 152, without regard to Code Section 152(b)(1), (b)(2), and (d)(1)(B))) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, but shall in all events correspond to the meaning of the term "unforeseeable emergency" under Code Section 409A.
1.23 "Fund" or "Funds" shall mean one or more of the investments selected by the Committee pursuant to Section 3.5 of the Plan.
1.24 "Hardship Distribution" shall mean an accelerated distribution of benefits or a cancellation of deferral elections pursuant to Section 6.5 to a Participant who has suffered a Financial Hardship.
1.25 "Participant" shall mean any Eligible Executive who becomes a Participant in this Plan in accordance with Article 2.
1.26 "Participant Election(s)" shall mean the forms or procedures by which a Participant makes elections with respect to (a) voluntary deferrals of his/her Compensation, (b) if applicable, the Funds, which shall act as the basis for crediting of interest on Account balances where permitted by the Committee, and (c) the form and timing of distributions from Accounts. Participant Elections may take the form of an electronic communication followed by appropriate confirmation according to specifications established by the Committee.
1.27 "Payment Date" shall mean the date on which a total distribution of the Distributable Amount shall be made or the date on which installment payments of the Distributable Amount shall commence.
a.For benefits triggered by the Participant's Separation from Service, the Payment Date shall be the first business day of the seventh month directly following the month in which the Separation from Service occurs, and the applicable amount shall be calculated as of the last business day of the sixth month following the month in which the Separation from Service occurs. Subsequent installments, if any, shall be made in January of each Plan Year following the Plan Year in which the initial installment payment was payable and shall be calculated as of the last business day of the preceding December.
b.For benefits triggered by (i) the death of a Participant or (ii) the Disability of a Participant prior to Separation from Service, the Payment Date shall be the first business day of the month commencing after the month in which the event triggering the payout occurs, and the applicable amount shall be calculated as of the last business day of the month in which the event triggering the payout occurs. In the case of death, the Committee shall be provided with documentation reasonably necessary to establish the fact of the Participant's death.
c.The Payment Date of a Scheduled Distribution shall be the first business day of January of the Plan Year in which the distribution is scheduled to commence pursuant to the Participant Election, and the applicable Distributable Amount shall be calculated as of the last business day of the preceding December. Subsequent installments, if any, shall be calculated as of the last business day of December of each succeeding Plan Year after the initial calculation, and shall be made in January of each Plan Year following the Plan Year in which the initial installment payment was payable.

Notwithstanding the foregoing, actual payment shall not be before the earliest date or after the latest date on which benefits may be distributed under Code Section 409A without violation of the provisions thereof, as reasonably determined by the Committee in accordance with Code Section 409A, including without limitation Treas. Reg. Section 1.409A-3(d).
1.28 “Performance Awards” or “PAs” shall mean performance-based awards granted by the Company that the Committee designates as being subject to deferral for a particular Plan Year pursuant to Section 3.2.
1.29 "Performance-Based Compensation" shall mean compensation the entitlement to or amount of which is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months, as determined by the Committee in accordance with Treas. Reg. Section 1.409A-1(e).
1.30 "Plan Year" shall mean the calendar year, except that the first Plan Year shall begin on the Effective Date and end on the last day of the calendar year in which the Effective Date occurs.
1.31 “Restricted Stock Units” or “RSUs” shall mean restricted stock unit award grants by the Company that the Committee designates as being subject to deferral for a particular Plan Year pursuant to Section 3.2.
1.32 "Scheduled Distribution" shall mean a scheduled distribution date elected by the Participant for distribution of certain amounts from the Deferral Account, including notional earnings thereon, as provided under Section 6.4.
1.33 "Separation from Service" shall mean a termination of services provided by a Participant to his or her Employer, whether voluntarily or involuntarily, other than by reason of death or Disability, as determined by the Committee in accordance with Treas. Reg. Section 1.409A- 1 (h). In determining whether a Participant has experienced a Separation from Service, the following provisions shall apply:
a.For a Participant who provides services to an Employer as an employee, except as otherwise provided in part (c) of this Section, a Separation from Service shall occur when such Participant has experienced a termination of employment with such Employer. A Participant shall be considered to have experienced a termination of employment when the facts and circumstances indicate that the Participant and his or her employer reasonably anticipate that either (i) no further services will be performed for the Employer after a certain date, or (ii) the level of bona fide services the Participant will perform for the Employer after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by such Participant (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the Participant has been providing services to the Employer for fewer than 36 months).If a Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Employer shall be treated as continuing intact, provided that the period of such leave does not exceed 6 months, or if longer, so long as the Participant retains a right to reemployment with the Employer under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds 6 months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such 6-month period. In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer.
b.For a Participant, if any, who provides services to an Employer as an independent contractor, except as otherwise provided in part (c) of this Section, a Separation from Service shall occur upon the expiration of the contract (or in the case of more than one contract, all contracts) under which services are performed for such Employer, provided that the expiration of such contract(s) is determined by the Committee to constitute a good-faith and complete termination of the contractual relationship between the Participant and such Employer.
c.For a Participant, if any, who provides services to an Employer as both an employee and an independent contractor, a Separation from Service generally shall not occur until the Participant has ceased providing services for such Employer as both an employee and as an independent contractor, as determined in accordance with the provisions set forth in parts (a) and (b) of this Section, respectively. Notwithstanding the foregoing provisions in this part (c), if a Participant provides services for an Employer as both an employee and as a “Director”, to the extent permitted by Treas. Reg. Section 1.409A-1 the services provided by such Participant as a Director shall not be taken into account in determining whether the Participant has experienced a Separation from Service as an employee, and the services provided by such Participant as an employee shall not be taken into account in determining whether the Participant has experienced a Separation from Service as a Director.

ARTICLE II
PARTICIPATION

2.1 Enrollment Requirements: Commencement of Participation
(a)As a condition to participation, each Eligible Executive shall complete, execute and return to the Committee the appropriate Participant Elections, as well as such other documentation and information as the Committee reasonably requests, by the deadline(s) established by the Committee. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines, in its sole discretion, are necessary.
(b)Each Eligible Executive shall commence participation in the Plan on the date that the Committee determines that the Eligible Executive has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee within the specified time period.
(c)If an Eligible Executive fails to meet all requirements established by the Committee within the period required, that Eligible Executive shall not be eligible to participate in the Plan during such Plan Year.
ARTICLE III
CONTRIBUTIONS & DEFERRAL ELECTIONS
3.1 Elections to Defer Compensation. Elections to defer Base Salary and Bonuses shall take the form of a whole percentage (less applicable payroll withholding requirements for Social Security and income taxes and employee benefit plans, as determined in the sole and absolute discretion of the Committee) of up to a maximum of:
(a) 70% of Base Salary, and
(b) 100% of Bonuses.

Elections to defer RSUs and/or PAs shall be a choice between deferring all or none of each respective form of Compensation for a Plan Year (less applicable payroll withholding requirements for Social Security and income taxes and employee benefit plans, as determined in the sole and absolute discretion of the Committee).
The Committee may, in its sole discretion, adjust for each Plan Year on a prospective basis the maximum deferral percentages described in this Section for one or more types of Compensation (including, without limitation, for particular types of Bonuses) and for one or more subsequent Plan Years; such revised deferral percentages shall be indicated on a Participant Election form approved by the Committee. Notwithstanding the foregoing, in no event shall the maximum deferral percentages be adjusted after the last date on which deferral elections for the applicable type(s) of Compensation must be submitted and become irrevocable in accordance with Section 3.2 below and the requirements of Code Section 409A.
Notwithstanding the foregoing, the Committee may determine that one or more types of Compensation shall not be made available for deferral for one or more Plan Years and, consistent with such determination, the impacted types of Compensation shall not appear on a Participant Election form.
3.2 Timing of Deferral Elections: Effect of Participant Election(s).
(a)General Timing Rule for Deferral Elections. Except as otherwise provided in this Section 3.2, in order for a Participant to make a valid election to defer Compensation, the Participant must submit Participant Election(s) on or before the deadline established by the Committee, which shall be no later than the December 31st preceding the Plan Year in which such compensation will be earned or begin to be earned. In the case of an RSU or PA, such elections shall be made no later than December 31st preceding the Plan Year in which such RSU or PA is granted except to the extent the Committee in its discretion applies the timing set forth under subparagraph (c) to a PA for a particular Plan Year.Any deferral election made in accordance with this Section 3.2(a) shall be irrevocable as of December 31st; provided, however, any deferral of Performance Based Compensation permitted to be elected by the Committee in accordance with Section 3.2(c) below shall become irrevocable in accordance with Section 3.2(c).
(b)Timing of Deferral Elections for New Plan Participants. An Eligible Executive who first becomes eligible to participate in the Plan on or after the beginning of a Plan Year, as determined in accordance with Treas. Reg. Section 1.409A-2(a)(7)(ii) and the "plan aggregation" rules provided in Treas. Reg. Section 1.409A-1(c)(2), may be permitted to make an election to defer the portion of Compensation attributable to services to be performed after such election, provided that the Participant submits Participant Election(s) on or before the deadline established by the Committee, which in no event shall be later than thirty (30) days after the Participant first becomes eligible to participate in the Plan.If a deferral election made in accordance with this Section 3.2(b) relates to Compensation earned based upon a specified performance period, the amount eligible for deferral shall be equal to (i) the total amount of compensation for the performance period, multiplied by (ii) a fraction, the numerator of which is the number of days remaining in the service period after the Participant's deferral election is made, and the denominator of which is the total number of days in the performance period.Any deferral election made in accordance with this Section 3.2(b) shall become irrevocable no later than the 30th day after the date the Participant first becomes eligible to participate in the Plan.
(c)Timing of Deferral Elections for Performance-Based Compensation. Subject to the limitations described below, the Committee may determine that an irrevocable deferral election for an amount that qualifies as Performance-Based Compensation may be made by submitting Participant Election(s) on or before the deadline established by the

Committee, which in no event shall be later than six (6) months before the end of the performance period.In order for a Participant to be eligible to make a deferral election for Performance-Based Compensation in accordance with the deadline established pursuant to this Section 3.2(c), the Participant must have performed services continuously from the later of (i) the beginning of the performance period for such compensation, or (ii) the date upon which the performance criteria for such compensation are established, through the date upon which the Participant makes the deferral election for such compensation. In no event shall a deferral election submitted under this Section 3.2(c) be permitted to apply to any amount of Performance-Based Compensation that has become readily ascertainable before the deferral election is made.
(d)Timing Rule for Deferral of Compensation Subject to Risk of Forfeiture. With respect to compensation (i) to which a Participant has a legally binding right to payment in a subsequent year, and (ii) that is subject to a forfeiture condition requiring the Participant's continued services for a period of at least twelve (12) months from the date the Participant obtains the legally binding right, the Committee may determine that an irrevocable deferral election for such compensation may be made by timely delivering Participant Election(s) to the Committee in accordance with its rules and procedures, no later than the 30th day after the Participant obtains the legally binding right to the compensation, provided that the election is made at least twelve (12) months in advance of the earliest date at which the forfeiture condition could lapse, as determined in accordance with Treas. Reg. Section 1.409A-2(a)(5).Any deferral election(s) made in accordance with this Section 3.2(d) shall become irrevocable no later than the 30th day after the Participant obtains a legally binding right to the compensation subject to such deferral election(s).
(e)Separate Deferral Elections for Each Plan Year. In order to defer Compensation for a Plan Year, a Participant must submit a separate deferral election with respect to Compensation for such Plan Year by affirmatively filing a Participant Election during the enrollment period established by the Committee prior to the beginning of such Plan Year (or at such other time contemplated under this Section 3.2), which election shall be effective on the first day of the next following Plan Year (or at such other time contemplated under this Section 3.2 or specified on the Participant Election).

3.3 Company Contributions. In addition to Company Stock Matching Contributions, the Company shall have the discretion to make Company Contributions to the Plan at any time and in any amount on behalf of any Participant. Company Contributions shall be made in the complete and sole discretion of the Company and no Participant shall have the right to receive any Company Contribution in any particular Plan Year regardless of whether Company Contributions are made on behalf of other Participants.

3.4    Company Stock Matching Contributions. The Company shall have the discretion to make Matching Contributions to the Plan at any time determined based upon Base Salary and Bonus deferrals a Participant elects to be deemed invested in Company Stock. Such contributions shall be calculated and credited as follows: calculation – dollar for dollar on the first 6% of Base Salary and the first 6% of Bonus deferrals credited to the Participant’s Account in the form of notional Company Stock during the Plan Year; and credited – generally, prior to the end of the second quarter of the following Plan Year. The Participant’s subject deferrals shall remain notionally invested exclusively in Company Stock, and all Company Stock Matching Contributions shall remain notionally invested exclusively in Company Stock.

3.5    Investment Elections.
(a)Participant Designation. At the time of entering the Plan and/or of making a deferral election under the Plan, the Participant may be permitted by the Committee to designate, on a Participant Election provided by the Committee, the Funds in which the Participant's Accounts shall be deemed to be invested for purposes of determining the amount of earnings and losses to be credited to each Account. In such event, the Participant may specify that all or any percentage of the Participant’s Accounts shall be deemed to be invested, in whole percentage increments, in one or more of the Funds selected as deemed investments available under the Plan from time to time by the Committee pursuant to subsection (b) of this Section. If a Participant fails to make an election among the Funds, or if no election is permitted by the Committee at the time of the Participant entering the Plan and/or making a deferral election under the Plan, the Participant's Account balance shall automatically be deemed invested in a default Fund determined by the Committee in its sole discretion. A Participant may be permitted to change any designation made under this Section as permitted by the Committee by filing a revised election, on a Participant Election provided by the Committee. Notwithstanding the foregoing, the Committee, in its sole discretion, may impose limitations on the frequency with which one or more of the Funds elected in accordance with this Section may be added, removed or otherwise changed by such Participant; furthermore, the Committee, in its sole discretion, may impose limitations on the frequency with which the Participant may change the portion of the Participant‘s Account balance deemed allocated to each previously or newly elected Fund. Notional investments made in Company Stock shall remain notionally invested in Company Stock.
(b)Investment Funds. The Committee may select, in its sole and absolute discretion, each of the types of commercially available investments communicated to the Participant pursuant to subsection (a) of this Section to be the Funds. Where made available for selection by the Participants, deemed earnings and losses of each such commercially available investment shall be used to adjust the Participant's Account under Article IV as the Crediting Rate. The Participant's choice among investments, where applicable, shall be solely for purposes of calculating the Crediting Rate on Accounts. Further, the Company may offer a Company Stock notional investment option under the Plan. The Crediting Rate for any commercially available notional investment and the Company Stock notional investment alternative shall be based on the closing price on the applicable transaction date (or, if not a business day, the first business day immediately prior to such transaction date) as determined by the Committee, and notional holdings of Company Stock will be adjusted for any applicable dividends in accordance with Committee rules and procedures. The first business day prior to the Payment Date will generally be used for determining the applicable Crediting Rate of amounts subject to distribution; provided, however, the Committee may direct that a different business date apply to a particular transaction(s). The Company and the Employers shall have no obligation to set aside or invest amounts as directed by the Participant and, if the Company and/or the Employer elects to invest amounts as directed by the Participant, the Participant shall have no more right to such investments than any other unsecured general creditor.
(c)Fixed Rate of Return. Notwithstanding Sections 3.5(a) and 3.5(b) above, the Committee may determine, in its sole discretion, that for one or more Plan Years the Crediting Rate for Participant Accounts under the Plan shall be based upon a fixed rate of return selected by the Committee, and no Participant designation among Funds shall be permitted during such period.

3.6 Distribution Elections.
(a)Initial Election. At the time of making a deferral election under the Plan, the Participant shall designate the time and form of distribution of deferrals made pursuant to such election (together with any earnings credited thereon) from among the alternatives specified under Article VI for the applicable distribution. Such distribution election(s) for a given Plan Year shall relate solely to that Plan Year. A new distribution election may be made at the time of subsequent deferral elections with respect to deferrals in Plan Years beginning after the election is made, in accordance with the Participant Election forms.
(b)Modification of Elections. A distribution election with respect to previously deferred amounts may only be changed under the terms and conditions specified in Code Section 409A and this Section. Except as permitted under Code Section 409A, no acceleration of a distribution is permitted. A subsequent election that delays or changes the form of payment upon Separation from Service or as a Scheduled Distribution for a Plan Year shall be permitted if and only if all of the following requirements are met:
1the new election does not take effect until at least twelve (12) months after the date on which the new irrevocable election is effective;
2the new election delays payment for at least five (5) years from the date that payment would otherwise have been made or commenced, absent the new election; and
3in the case of payments made according to a Scheduled Distribution, the new election is made not fewer than twelve (12) months before the date on which payment would have been made (or, in the case of installment payments, the first installment payment would have been made) absent the new election.
For purposes of application of the above change limitations, installment payments shall be treated as a single payment under Code Section 409A. Only one (1) change shall be allowed to be made by a Participant with respect to each Plan Year's election as to the benefits to be distributed to such Participant upon Separation from Service. In addition, only one (1) change shall be allowed to be made by a Participant with respect to each Plan Year's Scheduled Distribution election, if any. Election changes made pursuant to this Section shall be made in accordance with rules established by the Committee, shall be subject to the limitations set forth in Sections 6.1 and 6.4 and shall comply with all requirements of Code Section 409A and applicable authorities.

ARTICLE IV
ACCOUNTS

4.1 Deferral Accounts. The Committee shall establish and maintain a Deferral Account for each Participant under the Plan. In the event the Committee permits designation of Funds by the Participant, each Participant's Deferral Account shall be further divided into separate subaccounts ("Fund Subaccounts"), each of which corresponds to a Fund designated pursuant to Section 3.5. A Participant's Deferral Account shall be credited as follows:
(a)As soon as reasonably practicable after amounts are withheld and deferred from a Participant's Compensation, the Committee shall credit the Participant's Deferral Account with an amount equal to the Compensation deferred by the Participant; where Participant designation of Funds is permitted by the Committee, the portion of the Participant's deferred Compensation designated under Section 3.5 to be deemed to be invested in a Fund shall be credited to the applicable Fund Subaccount, provided, however, that RSU and PA deferrals shall be credited to the Participant’s Deferral Account at such time determined by the Committee following vesting of all or a portion of the RSU or PA value as reported by the administrator of those awards;
(b)Where applicable, on each business day the Fund Subaccounts of a Participant's Deferral Account shall be credited with deemed earnings or losses in an amount equal to that determined by multiplying the balance credited to such Fund Subaccount as of the prior day, less any distributions valued as of the end of the prior day, by the notional investment return for the corresponding Fund as determined by the Committee pursuant to Section 3.5(b);
(c)In the event the Committee determines a fixed rate of return for the Crediting Rate applicable to Participant Accounts in accordance with Section 3.5(c), the Participant Accounts shall be adjusted to reflect the applicable Crediting Rate on the date or dates determined by the Committee in its sole discretion; and
(d)In the event that a Participant elects a Scheduled Distribution for a given Plan Year's deferral of Compensation, all amounts attributed to the deferral of Compensation for such Plan Year shall be accounted for in a manner which allows separate accounting for the deferral of Compensation and deemed earnings and losses associated with amounts allocated to each such separate Scheduled Distribution.
4.2 Company Contribution Account. The Committee shall establish and maintain a Company Contribution Account for each Participant under the Plan. In the event the Committee permits designation of Funds by the Participant, each Participant's Company Contribution Account shall be further divided into separate Fund Subaccounts corresponding to the Fund(s) designated pursuant to Section 3.5(a). A Participant's Company Contribution Account shall be credited as follows:
(a)As soon as reasonably practicable after a Company Contribution is made, the Company shall credit the Participant's Company Contribution Account with an amount equal to the Company Contributions made on behalf of that Participant; where Participant designation of Funds is permitted by the Committee, the portion of the Company Contributions designated under Section 3.5 to be deemed to be invested in a certain Fund shall be credited to the applicable Fund Subaccount;
(b)Where applicable, on each business day the Fund Subaccounts of a Participant's Company Contribution Account shall be credited with deemed earnings or losses in an amount equal to that determined by multiplying the balance credited to such Fund Subaccount as of the prior day, less any distributions valued as of the end of the prior day, by the notional investment return for the corresponding Fund as determined by the Committee pursuant to Section 3.5(b); and
(c)In the event the Committee determines a fixed rate of return for the Crediting Rate applicable to Participant Accounts in accordance with Section 3.5(c), the Participant Company Contribution Accounts shall be adjusted to reflect the applicable Crediting Rate on the date or dates determined by the Committee in its sole discretion.
4.3 Company Stock Matching Contribution Account. The Committee shall establish and maintain a Company Stock Matching Contribution Account for each Participant. Company Stock Matching Contributions made in accordance with Section 3.4 will be credited to the Company Stock Matching Contribution Account in the form of notional Company Stock, which will be valued and credited with dividends in accordance with Section 3.5(b).
4.4 Trust. The Company shall be responsible for the payment of all benefits under the Plan. At its discretion, the Company may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company's creditors. Benefits paid to the

Participant from any such trust or trusts shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.
4.5 Statement of Accounts. The Committee shall provide each Participant with electronic statements at least quarterly setting forth the Participant's Account balance as of the end of each applicable period.

ARTICLE V
VESTING

5.1 Vesting of Deferral Accounts. The Participant shall be vested at all times in amounts credited to the Participant's Deferral Account, with the exception of RSUs and PAs. RSUs and PAs shall vest in accordance with the respective terms of each award vehicle.
5.2 Vesting of Company Contribution Account. Amounts credited to the Participant's Company Contribution Account shall be vested based upon the schedule or schedules determined by the Company in its sole discretion and communicated to the Participant.
5.3 Vesting of Company Stock Matching Contributions. Amounts credited to the Participant’s Company Stock Matching Contribution Account will vest December 31 of the second Plan Year following the Plan Year in which the Company Stock Matching Contributions were attributable, provided that the Participant remains in the service of an Employer on that date. For avoidance of doubt, any unvested Company Stock Matching Contributions will be forfeited upon a Participant’s Separation from Service. Further, the Committee, in its sole discretion, may vest amounts held in a Participant’s Company Stock Matching Contribution Account upon the Participant’s death or Disability.

ARTICLE VI
DISTRIBUTIONS

6.1 Separation from Service Distributions.
(a) RSUs, PAs and Company Stock Matching Contributions - In the event of a Participant's Separation from Service, the Distributable Amount credited to the Participant's Deferral Account comprised of RSUs, PAs and Company Stock Matching Contributions shall be paid to the Participant in a lump sum on the Payment Date following the Participant's Separation from Service. A Participant may not delay and/or change the form of payment applicable to RSUs, PAs or Company Stock Matching Contributions under Section 3.6.
(b) Base Salary, Bonus and Company Contributions - In the event of a Participant's Separation from Service, the Distributable Amount credited to the Participant's Deferral Account attributable to Base Salary, Bonuses and Company Contribution Account (excluding any Scheduled Distributions that commenced or were completed prior to the Separation from Service) shall be paid to the Participant in a lump sum on the Payment Date following the Participant's Separation from Service, unless the Participant has made an alternative Plan Year distribution election on a timely basis to receive substantially equal annual installments over up to ten (10) years. A Participant may delay and/or change the form of distribution applicable upon Separation from Service for one or more Plan Years, provided that any such distribution election change complies with the requirements described in Section 3.6.

6.2 Disability Distributions. Except as otherwise provided herein, in the event of a Participant's Disability prior to Separation from Service, the Distributable Amount credited to the Participant's Deferral Account, Company Stock Matching Contribution Account and Company Contribution Account (excluding any Scheduled Distributions that commenced or was completed prior to the Disability) shall be paid to the Participant in a lump sum on the Payment Date following the Participant's Disability.

6.3 Death Benefits. Notwithstanding any provision in this Plan to the contrary, in the event that the Participant dies prior to complete distribution of the Participant’s Accounts under the Plan, the Participant's Beneficiary shall be paid a death benefit equal to the Distributable Amount (or the remaining Distributable Amount in the event installment payments have commenced) credited to the Participant's Deferral Account, Company Stock Matching Contribution Account and Company Contribution Account in a lump sum on the Payment Date following the Participant's death.

6.4 Scheduled Distributions.
(a)Scheduled Distribution Election. A Participant shall be entitled to elect to receive a Scheduled Distribution from the Deferral Account applicable to all of the Participant's deferrals attributable to Base Salary and Bonus for a particular Plan Year. In the case of a Participant who has elected to receive a Scheduled Distribution, on the applicable Payment Date such Participant shall receive the Distributable Amount with respect to the applicable Plan Year's Base Salary and Bonus deferrals, including any earnings thereon, which have been elected by the Participant in accordance with Section 3.6 of the Plan. The Committee shall determine the earliest commencement date that may be elected by the Participant for each Scheduled Distribution and such date shall be indicated on the Participant Election. The Participant may elect to receive the Scheduled Distribution in a single lump sum or substantially equal annual installments over a period of up to five (5) years. A Participant may delay and/or change the form of distribution for a Scheduled Distribution, provided that such distribution election change complies with the requirements described in Section 3.6. By way of clarification, RSUs, PAs and Company Stock Matching Contributions shall not be distributable as a Scheduled Distribution.
(b)Relationship to Other Benefits.
(l) In the event of a Participant’s Separation from Service, Disability or death prior to the initial Payment Date for a Scheduled Distribution, such Scheduled Distribution shall not be distributed under this Section 6.4, but rather shall be distributed in accordance with the other applicable Section of this Article VI.
i.In the event of a Participant’s Separation from Service or Disability after one or more Scheduled Distribution Payment Dates has occurred, such Scheduled Distribution(s) shall continue to be paid at the same time and in the same form as if the Separation from Service or Disability, as applicable, had not occurred.

i.In the event of a Participant's death after one or more Scheduled
Distribution Payment Dates has occurred , the remaining Distributable Amount of such Scheduled Distribution(s) shall be distributed in accordance with Section 6.3.

6.5 Hardship Distributions.
(a)Upon a finding that a Participant has suffered a Financial Hardship, in accordance with Code Section 409A, the Committee may, at the request of the Participant, accelerate distribution of benefits and/or approve cancellation of deferral elections under the Plan, subject to the following conditions:
(1) The Participant shall request to take a Hardship Distribution by completing and submitting a form provided by the Committee.

(2) Upon a finding that the Participant has suffered a Financial Hardship in accordance with Treasury Regulations promulgated under Code Section 409A, the Committee may, at the request of the Participant, accelerate distribution of benefits and/or approve cancellation of current deferral elections under the Plan in the amount reasonably necessary to alleviate such Financial Hardship. The amount distributed pursuant to this Section with respect to the Financial Hardship shall not exceed the amount necessary to satisfy such Financial Hardship, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant's assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).
(3) The amount (if any) determined by the Committee to be distributable as a Hardship Distribution shall be paid in a single lump sum as soon as practicable after the end of the calendar month in which the Hardship Distribution determination is made by the Committee.

(b) In the event a Participant receives a hardship distribution under an Employer's qualified 401(k) plan pursuant to Treas. Reg. Section 1.401(k)-1(d)(3), the Committee may (i) cancel the Participant's current deferral elections under this Plan and/or (ii) preclude the Participant from submitting additional deferral elections pursuant to Article Ill, to the extent deemed necessary to comply with Treas. Reg. Section 1.401(k)-l (d)(3).

6.6 Limited Cashouts. Notwithstanding any provision in this Plan to the contrary, the Committee may, in its sole discretion, distribute in a mandatory lump sum any Participant's entire holdings under the Deferral Account, Company Stock Matching Contribution Account and Company Contribution Account under the Plan, provided that any such distribution is made in accordance with the requirements of Treas. Reg. Section 1.409A-3(j)(4)(v) or its successor (each such payment, a "Limited Cashout"). Specifically, any such Limited Cashout pursuant to this Section 6.6 shall be subject to the following requirements:
(a)The Committee's exercise of discretion to make the Limited Cashout shall be evidenced in writing no later than the date of the lump sum payment;
(b)The lump sum payment shall result in the termination and liquidation of the entirety of the Participant's interest under the Plan, including in the Deferral Account, Company Stock Matching Contribution Account and Company Contribution Account, as well as the Participant's interest in all other plans, agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treas. Reg. Section 1.409A-l(c)(2) with the Account(s) that is being distributed from this Plan; and
(c)The lump sum payment (and the Participant's entire interest in any and all other "plans" that would be aggregated with the Account(s) being distributed from this Plan in accordance with Treas. Reg. Section 1.409A-1(c)(2) is not greater than the applicable dollar amount under Code Section 402(g)(1)(B) at the time of the Limited Cashout.
Any such Limited Cashout shall be calculated as of the last business day of the month in which the Committee's determination to make the Limited Cashout occurs, and such lump sum payment shall be made within sixty (60) days following such determination.

6.7 Cash and In-Kind Distributions. Distributions under the Plan generally will be made in cash. The Committee, in its sole discretion, may distribute in-kind all or a portion of a Deferral Account notionally invested in Company Stock.

ARTICLE VII
PAYEE DESIGNATIONS AND LIMITATIONS

7.1 Beneficiaries.
(a)Beneficiary Designation. The Participant shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant's death. If the Participant names someone other than his or her spouse as a Beneficiary, the Committee may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Committee, executed by such Participant’s spouse and returned to the Committee. The Beneficiary designation shall be effective when it is submitted to and acknowledged by the Committee during the Participant's lifetime in the format prescribed by the Committee.
(b)Absence of Valid Designation. If a Participant fails to designate a Beneficiary as provided above, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant's benefits, then the Committee shall deem the Participant's estate to be the Beneficiary and shall direct the distribution of such benefits to the Participant's estate.

7.2    Payments to Minors. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead such payment shall be made (a) to that person's living parent(s) to act as custodian, (b) if that person's parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, to act as custodian, or (c) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within sixty (60) days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.

7.3    Payments on Behalf of Persons Under Incapacity. In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of any and all liability of the Committee and the Company under the Plan.

ARTICLE VIII
LEAVE OF ABSENCE

8.1 Paid Leave of Absence. If a Participant is authorized by the Participant's Employer to take a paid leave of absence from the employment of the Employer, and such leave of absence does not constitute a Separation from Service, (a) the Participant shall continue to be considered eligible for the benefits provided under the Plan, and (b) deferrals shall continue to be withheld during such paid leave of absence in accordance with Article III.

8.2 Unpaid Leave of Absence. If a Participant is authorized by the Participant's Employer to take an unpaid leave of absence from the employment of the Employer for any reason, and such leave of absence does not constitute a Separation from Service, such Participant shall continue to be eligible for the benefits provided under the Plan. During the unpaid leave of absence, the Participant shall not be allowed to make any additional deferral elections. However, if the Participant returns to employment, the Participant may elect to defer for the Plan Year following Participant’s return to employment and for every Plan Year thereafter while a Participant in the Plan, provided such deferral elections are otherwise allowed and a Participant Election is delivered to and accepted by the Committee for each such election in accordance with Article III above.

ARTICLE IX
ADMINISTRATION

9.1 Committee. The Plan shall be administered by a Committee appointed by the Board, which shall have the exclusive right and full discretion (a) to appoint agents to act on its behalf, (b) to select and establish Funds, (c) to interpret the Plan, (d) to decide any and all matters arising hereunder (including the right to remedy possible ambiguities, inconsistencies, or admissions), (e) to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan and (f) to make all other determinations and resolve all questions of fact necessary or advisable for the administration of the Plan, including determinations regarding eligibility for benefits payable under the Plan. The Committee may delegate all or a portion of its authorities to a named executive(s). All interpretations of the Committee (or its delegee(s)) with respect to any matter hereunder shall be final, conclusive and binding on all persons affected thereby. No member of the Committee, its delegee(s) or agent(s) thereof shall be liable for any determination, decision, or action made in good faith with respect to the Plan. The Company will indemnify and hold harmless the members of the Committee and its delegee(s) and their agents from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act, or omission, in connection with the performance of such persons' duties, responsibilities, and obligations under the Plan, other than such liabilities, costs, and expenses as may result from the bad faith, willful misconduct, or criminal acts of such persons.
9.2 Claims Procedure. Any Participant, former Participant or Beneficiary may file a written claim with the Committee setting forth the nature of the benefit claimed, the amount thereof, and the basis for claiming entitlement to such benefit. The Committee shall determine the validity of the claim and communicate a decision to the claimant promptly and, in any event, not later than ninety (90) days after the date it receives the claim. The claim may be deemed by the claimant to have been denied for purposes of further review described below in the event a decision is not furnished to the claimant within such ninety (90) day period. If additional information is necessary to make a determination on a claim, the claimant shall be advised of the need for such additional information within forty-five (45) days after the date the Committee receives the claim. The claimant shall have up to one hundred eighty (180) days to supplement the claim information, and the claimant shall be advised of the decision on the claim within forty-five (45) days after the earlier of the date the supplemental information is supplied or the end of the one hundred eighty (180) day period. Every claim for benefits which is denied shall be denied by written notice setting forth in a manner calculated to be understood by the claimant (a) the specific reason or reasons for the denial, (b) specific reference to any provisions of the Plan (including any internal rules, guidelines, protocols, criteria, etc.) on which the denial is based, (c) description of any additional material or information that is necessary to process the claim, and (d) an explanation of the procedure for further reviewing the denial of the claim and shall include an explanation of the claimant's right to submit the claim for binding arbitration in the event of an adverse determination on review.
9.3 Review Procedures. Within sixty (60) days after the receipt of a denial on a claim, a claimant or the claimant’s authorized representative may file a written request for review of such denial. Such review shall be undertaken by the Committee and shall be a full and fair review. The claimant shall have the right to review all pertinent documents. The Committee shall issue a decision not later than sixty (60) days after receipt of a request for review from a claimant unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible but not later than one hundred twenty (120) days after receipt of the claimant's request for review. The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to any provisions of the Plan on which the decision is based and shall include an explanation of the claimant's right to submit the claim for binding arbitration in the event of an adverse determination on review.

ARTICLE X
MISCELLANEOUS

10.1 Termination of Plan. The Company may terminate the Plan in full at any time, provided that such termination complies with Code Section 409A and related Treasury Regulations. Although each Employer anticipates that it will continue the Plan with respect to its Participants for an indefinite period of time, there is no guarantee that any Employer will continue the Plan or will not terminate the Plan with respect to its Participants at any time in the future. Accordingly, each Employer reserves the right to terminate the Plan with respect to its Participants. In the event of a Plan termination, no new deferral elections shall be permitted for the affected Participants and such Participants shall no longer be eligible to receive new Company Contributions. However, after the Plan termination the Account balances of such Participants shall continue to be credited with deferrals attributable to any deferral election that was in effect prior to the Plan termination to the extent deemed necessary to comply with Code Section 409A and related Treasury Regulations, and additional amounts shall continue to be credited or debited to such Participants' Account balances pursuant to Article IV. In addition, following a Plan termination, Participant Account balances shall remain in the Plan and shall not be distributed until such amounts become eligible for distribution in accordance with the other applicable provisions of the Plan. Notwithstanding the preceding sentence, to the extent permitted by Treas. Reg. Section 1.409A-3(j)(4)(ix) or as otherwise permitted under Code Section 409A, the Employer may provide that upon termination of the Plan, all Account balances of the Employer’s Participants shall be distributed, subject to and in accordance with any rules established by such Employer deemed necessary to comply with the applicable requirements and limitations of Code Section 409A.
10.2 Amendment. The Company may, at any time, amend or modify the Plan in whole or in part, including with respect to a particular Employer and its Participants. Notwithstanding the foregoing, no amendment or modification shall be effective to decrease the value of a Participant's vested Account balance in existence at the time the amendment or modification is made.
10.3 Unsecured General Creditor. The benefits paid under the Plan shall be paid from the general assets of the Company, and the Participant and any Beneficiary or their heirs or successors shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder. It is the intention of the Company that this Plan be unfunded for purposes of ERISA and the Code.

10.4 Restriction Against Assignment. The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or entity. No part of a Participant's Accounts shall be liable for the debts, contracts, or engagements of any Participant, Beneficiary, or their successors in interest, nor shall a Participant's Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. No part of a Participant's Accounts shall be subject to any right of offset against or reduction for any amount payable by the Participant or Beneficiary, whether to the Company or any other party, under any arrangement other than under the terms of this Plan.
10.5 Withholding. The Participant shall make appropriate arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements, Social Security and other employee tax or other requirements applicable to the granting, crediting, vesting or payment of benefits under the Plan. There shall be deducted from each payment made under the Plan or any other Compensation payable to the Participant (or Beneficiary) all taxes that are required to be withheld by the Company in respect to such payment or this Plan. To the extent permissible under Code Section 409A, the Company shall have the right to reduce any payment (or other Compensation) by the amount of cash sufficient to provide the amount of said taxes.
10.6 Code Section 409A. The Company intends that the Plan comply with the requirements of Code Section 409A (and all applicable Treasury Regulations and other guidance issued thereunder) and it shall be operated and interpreted consistent with that intent. Notwithstanding the foregoing, the Company makes no representation that the Plan complies with Code Section 409A.
10.7 Effect of Payment. Any payment made in good faith to a Participant or the Participant's Beneficiary shall, to the extent thereof, be in full satisfaction of all claims against the Committee, its members, the Employer and the Company.
10.8 Errors in Account Statements Deferrals or Distributions. In the event an error is made in an Account statement, such error shall be corrected on the next statement following the date such error is discovered. In the event of an operational error, including, but not limited to, errors involving deferral amounts, overpayments or underpayments, such operational error shall be corrected in a manner consistent with and as permitted by any correction procedures established under Code Section 409A. If any portion of a Participant's Account(s) under this Plan is required to be included in income by the Participant prior to receipt due to a failure of this Plan to comply with the requirements of Code Section 409A, the Committee may determine that such Participant shall receive a distribution from the Plan in an amount equal to the lesser of (i) the portion of the Participant’s Account required to be included in income as a result of the failure of the Plan to comply with the requirements of Code Section 409A, or (ii) the unpaid vested Account balance.
10.9 Domestic Relations Orders. Notwithstanding any provision in this Plan to the contrary, in the event that the Committee receives a domestic relations order, as defined in Code Section 414(p)(l )(B), pursuant to which a court has determined that a spouse or former spouse of a Participant has an interest in the Participant's benefits under the Plan, the Committee shall have the right to immediately distribute the spouse's or former spouse's vested interest in the Participant's benefits under the Plan to such spouse or former spouse to the extent necessary to fulfill such domestic relations order, provided that such distribution is in accordance with the requirements of Code Section 409A.

10.10 Employment Not Guaranteed. Nothing contained in the Plan, nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to continue the provision of services in any capacity whatsoever to the Employer.
10.11 No Guarantee of Tax Consequences. The Employer, Company, Board and Committee make no commitment or guarantee to any Participant that any particular federal, state or local tax treatment will apply or be available to any person eligible for benefits under the Plan and assume no liability whatsoever for the tax consequences to any Participant.
10.12 Successors of the Company. The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.
10.13 Notice. Any notice or filing required or permitted to be given to the Company or the Participant under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, in the case of the Company, to the principal office of the Company, directed to the attention of the Committee, and in the case of the Participant, to the last known address of the Participant indicated on the employment records of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Notices to the Company may be permitted by electronic communication according to specifications established by the Committee.
10.14 Headings. Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.
10.15 Gender. Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.
10.16 Governing Law. The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of "management or highly compensated employees" within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA. To the extent any provision of, or legal issue relating to, this Plan is not fully preempted by federal law, such issue or provision shall be governed by the laws of the State of Indiana.
10.17 Entire Agreement. Unless specifically indicated otherwise, this Plan supersedes any and all prior communications, understandings, arrangements or agreements between the parties, including the Employer, the Company, the Board, the Committee and any and all Participants, whether written, oral, express or implied relating thereto.
10.18 Binding Arbitration. Any claim, dispute or other matter in question of any kind relating to this Plan which is not resolved by the claims procedures under this Plan shall be settled by arbitration in accordance with the applicable employment dispute resolution rules of the American Arbitration Association. Notice of demand for arbitration shall be made in writing to the opposing party and to the American Arbitration Association within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall a demand for arbitration be made after the date when the applicable statute of limitations would bar the institution of a legal or equitable proceeding based on such claim, dispute or other matter in question. The decision of the arbitrators shall be final and may be enforced solely and exclusively in any court of competent jurisdiction located in Indiana. The arbitrators may award reasonable fees and expenses to the prevailing party in any dispute hereunder and shall award reasonable fees and expenses in the event that the arbitrators find that the losing party acted in bad faith or with intent to harass, hinder or delay the prevailing party in the exercise of its rights in connection with the matter under dispute.

WITNESS WHEREOF, the Board has approved the adoption of this Plan as of the Effective
Date and has caused the Plan to be executed by its duly authorized representative this __ day of _________, 2023.

ELANCO ANIMAL HEALTH INCORPORATED
____________________________________
Name:
Title: